EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 28, 2009 related to the financial statements and financial statement schedules, which appears in Cardiovascular Systems, Inc.’s Annual Report on Forms 10-K and 10-K/A for the year ended June 30, 2009.
/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
August 9, 2010